Exhibit 99.1

北京市朝阳区建国路77号华贸中心3号写字楼34层 邮编：100025

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

T: (86-10) 5809 1000 F: (86-10) 5809 1100

December 19, 2022

To: XIAO-I CORPORATION

7th floor, Building 398,

No. 1555 West Jinshajiang Rd.,

Shanghai, China 201803

Re:	Certain PRC Law Matters and the validity of the VIE Agreements of XIAO-I CORPORATION

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (the “PRC”), for purposes of this legal opinion (the “Opinion”), excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such, are qualified to issue this Opinion in respect of the laws and regulations of the PRC effective as at the date hereof.

We have acted as PRC legal counsel for XIAO-I CORPORATION (the “Company”), an exempted company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the proposed initial public offering (the “Offering”) by the Company of a certain number of the Company’s American depositary shares (the “ADSs”), each representing [one-third] of an ordinary share of par value US$0.00005 per share of the Company, and (ii) the proposed issuance and sale of the ADSs and the proposed listing and trading of the ADSs on the Nasdaq Global Market.

We are furnishing this Opinion as Exhibits 8.2, 23.3 and 99.1 to the Registration Statement. We have been requested to give this Opinion on the matters set forth herein.

In so acting, we have examined the originals or photocopies of documents provided to us by the Company and such other documents, corporate records, certificates issued by Government Agencies (as defined below) and officers of the Company and other instruments as we have deemed necessary or advisable for the purpose of rendering this Opinion (the “Documents”).

In our examination of the Documents and for the purpose of rendering this Opinion, we have assumed without further inquiry:

(A)	the genuineness of all signatures, seals and chops, and the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies;

(B)	the Documents as submitted to us remain in full force and effect up to the date of this Opinion, and have not been revoked, amended, revised, modified or supplemented except as otherwise indicated in such Documents;

(C)	the truthfulness, accuracy, fairness and completeness of the Documents as well as all factual statements in the Documents;

(D)	that all information provided to us by the Company in response to our inquiries for the purpose of this Opinion is true, accurate, complete and not misleading and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(E)	that all parties other than the PRC Entities have the requisite power, authority, and, in the case of the PRC Individuals, capacity for civil conduct, to enter into, execute, deliver and perform the Documents to which they are parties;

(F)	that all parties other than the PRC Entities have duly executed, delivered, performed their obligations under the Documents to which they are parties;

(G)	that Governmental Authorizations (as defined below) and other official statements or documentation provided to us are obtained from the competent Government Agencies by lawful means in due course;

(H)	that all Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws (as defined below); and

(I)	all required consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Prospectus (as defined below) have been obtained or made, or where such required consents, licenses, permits, approvals, exemptions or authorizations have not been obtained or made as of the date hereof, no circumstance will cause or result in any failure for the same to be obtained or made.

Where important facts were not independently established to us, we have relied upon representations made by the relevant officers of the Company. This Opinion is confined to and rendered on the basis of the PRC laws and regulations currently effective and we express no opinion on the laws of any jurisdiction other than the PRC.

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows:

“CSRC”	means the China Securities Regulatory Commission.

“Government Agency” or “Government Agencies”	means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.

“Governmental Authorization”	means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the PRC Laws to be obtained from any Government Agency.

“PRC Entities”	means, collectively, all entities listed in Schedule I hereto.

“M&A Rules”	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which were jointly promulgated on August 8, 2006 by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and the State Administration of Foreign Exchange, became effective on September 8, 2006 and were amended on June 22, 2009.

“PRC Laws”	means any and all laws, regulations, statues, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“Prospectus”	means [the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement].

“WFOE”	means the entity as listed in Part A of Schedule I hereto.

“Shanghai Xiao-i” or “VIE”	refers to Shanghai Xiao-i Robot Technology Co., Ltd.

“VIE Agreements”	means the agreements listed in Schedule II hereto.

Based on the foregoing, the Documents, and the statements and confirmations made by the Company and the PRC Entities, and after our inquiry of the Company and the PRC Entities, we are of the opinion that:

1.	Based on our understanding of the PRC Laws, the ownership structure of the WFOE, Shanghai Xiao-i and its subsidiaries set forth in Schedule I hereto, does not violate applicable PRC Laws.

2.	Schedule II hereto sets forth a true, correct and complete list of the VIE Agreements among the WFOE, Shanghai Xiao-i and/or all shareholders of Shanghai Xiao-i. Except as otherwise disclosed in the Registration Statement, each of the VIE Agreements is valid, binding and enforceable against each of the parties thereto in accordance with its terms and conditions and applicable PRC Laws, and does not violate the current applicable PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC Laws governing the validity of the contractual arrangements, and there can be no assurance that the Government Agencies will take a view that is not contrary to or otherwise different from our opinion stated above.

3.	The M&A Rules require, among other things, that offshore special purpose vehicles that are controlled directly or indirectly by PRC Entities or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC Entities or individuals, to obtain the approval of the CSRC prior to publicly listing and trading of their securities on an overseas stock exchange. Based on our understanding of the PRC Laws, the Offering is not subject to the M&A Rules since (A) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the Registration Statement are subject to the M&A Rules; (B) the WFOE was incorporated as a foreign-invested enterprise by means of foreign direct investments at the time of its incorporation rather than by merger with or acquisition of any PRC domestic companies as defined under the M&A Rules; and (C) there is no statutory provision that clearly classifies the contractual arrangement among the WFOE, Shanghai Xiao-i and its shareholders as transactions regulated by the M&A Rules. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the Government Agencies will take a view that is not contrary to or otherwise different from our opinion stated above.

4.	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocal arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

5.	The statements made in the Prospectus under the caption “Taxation—People’s Republic of China Taxation,” with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material aspects and such statements represent our opinion.

6.	The statements in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Dividend Policy”, “Corporate History and Corporate Structure”, “Business”, “PRC Regulation”, “Taxation” and “Legal Matters” and elsewhere insofar as such statements describe or summarize PRC legal or regulatory matters, are true, accurate and correct in all material respects, and fairly present or fairly summarize in all material respects the PRC legal matters referred to therein; and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

This Opinion is subject to the following qualifications:

(a)	This Opinion is limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(b)	PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(c)	This Opinion is subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(d)	This Opinion is subject to (i) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, interests of the state, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (ii) any circumstances in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the legally vested discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(e)	This Opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts such as the VIE Agreements and transactions contemplated by the VIE Agreements, are subject to the discretion of the competent Governmental Agency.

(f)	The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts.

(g)	We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Entities or the rendering of this opinion.

(h)	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole, and no part shall be extracted and referred to independently.

This Opinion is provided to the Company for the Offering by us in our capacity as the Company’ PRC legal counsel and may not be relied upon by any other persons or corporate entities or used for any other purpose without our prior written consent.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng

Schedule I List of PRC Entities

No.	Name	Shareholders ( % of Equity Interests)

1.	WFOE	HK Subsidiary(100.00%)

2.	Shanghai Xiao-i	Ani Li(9.5848%); Hui Yuan(8.9057%); Pinpin Zhu(7.5446%); Hangzhou Ali Venture Capital Co., Ltd.(6.5950%); Zhejiang Geely Holding Group Co., Ltd.(6.5327%); Tianjin Haiyin Equity Investment Fund Partnership (Limited Partnership)(5.1834%); Shanghai Yaoxia Enterprise Management Partnership (Limited Partnership)(4.9900%); Zhejiang Paradise Silicon Jiuying Zhizhen Equity Investment Partnership (Limited Partnership)(4.7052%); Qingdao Light Control Low Carbon New Energy Equity Investment Limited(4.4788%); Jiaxing Well Known Investment Partnership (limited Partnership)(5.4440%); Beijing BlueFocus Data Technology Co., Ltd.(3.5151%); Shanghai Aoshu Enterprise Management Partnership (Limited Partnership)(3.2849%); Tongding Interconnection Information Co., Ltd.(2.8610%); Zhihan (Shanghai) Investment Center (limited partnership)(2.6242%); Shanghai Zhaoyang Enterprise Management Partnership (Limited Partnership)(2.5319%); Jiaxing Daotong Chuangzhi Phase I Investment Partnership (limited partnership)(2.4516%); Zhang Chuan(1.6783%); Hangzhou Paradise Silicon Jiafu No.1 Equity Investment Partnership (Limited Partnership)(1.4478%); Suzhou Superior No.3 Investment Center (limited partnership)(1.2073%); Suzhou Junsheng Tongbang Phase II Equity Investment Partnership (Limited Partnership)(0.9772%); Shanghai Julian Investment Consulting Co., Ltd.(0.8396%); Shi Qi(0.8166%); Shanghai Zhonghui Jinlu Venture Capital Partnership (Limited Partnership)(0.8003%); Xinyu Xinding Kenge No. 7 Investment Management Partnership (Limited Partnership)(0.7687%); Fuzhou Gulou Chuangzhi Information Technology Co., Ltd.(0.7596%); Bin Li(0.7437%); Ningbo Meishan Bonded Port Area DeCun Equity Investment Partnership (Limited Partnership)(0.7239%); Hangzhou Jiafu Paradise Silicon No.2 Equity Investment Partnership (Limited Partnership)(0.7239%); Shanghai Niluo Venture Capital Management Co., Ltd.(0.7239%); Shenzhen Qianhai Junsheng Zishi Venture Capital Enterprise (Limited Partnership)(0.7239%); Xinyu Xinding Kenge No. 18 Investment Management Partnership (Limited Partnership)(0.7094%); Shanghai Puke Investment Management Center (Limited Partnership)(0.4705%); Jiang Xinghao(0.4235%); Zhenwei Zhao(0.4000%); Superior Han (Shanghai) Investment Management Center (Limited Partnership)(0.3979%); Xuxi Yang(0.3843%); Ningbo Yanyuan Shouke Dexin Investment Partnership (Limited Partnership)(0.3619%); Xinyu Xinding Kenge No. 6 Investment Management Partnership (Limited Partnership)(0.2767%); Shanghai Leyong Venture Capital Center (Limited Partnership)(0.1990%); Zhen Lu(0.1990%); Guangwei Chen(0.1918%); Yongping Li(0.1810%); Weidong Wang(0.1809%); Zexing Xiao(0.1809%); Hong Sheng(0.1771%); Jinfang Han(0.1062%); Hanying Li(0.1050%); Xia Huang(0.0921%); Lihua Ma(0.0904%); Yue Xu(0.0897%); Yin Sun(0.0724%); Xiangyang Zhu(0.0724%); Aifen Yu(0.0724%); Jie Meng(0.0724%); Xiaofen Li(0.0708%); Junli Zou(0.0708%); Hanping Li(0.0507%); Jinfeng Li(0.0452%); Lian Jin(0.0400%); Xinlong Shi(0.0347%); Caoyin Zhang(0.0133%)

3.	Guizhou Xiao-i Robot Technology Co., Ltd.	Shanghai Xiao-i(70.00%); Guizhou Aoshu Enterprise Management Partnership (Limited Partnership)(30.00%)

4.	Shanghai Fengai Network Technology Co., Ltd.	Shanghai Xiao-i(100.00%)

5.	Shanghai Ruixiang Investment Management Co., Ltd.	Shanghai Xiao-i(100.00%)

6.	Shenzhen Xiao-i Robot Technology Co., Ltd.	Shanghai Xiao-i(100.00%)

7.	Nanjing Xiao-i Zhizhen Network Technology Co., Ltd.	Shanghai Xiao-i(100.00%)

8.	Shanghai Zhizhen Xinhong Network Technology Co., Ltd.	Shanghai Fengai Network Technology Co., Ltd.(100.00%)

9.	Shanghai Feirong Enterprise Management Partnership (Limited Partnership)	Shanghai Ruixiang Investment Management Co., Ltd.(99.00%); Xincheng Zuo(1.00%)

10.	Shanghai Xiangyin Enterprise Management Partnership (Limited Partnership)	Shanghai Ruixiang Investment Management Co., Ltd.(99.00%); Xincheng Zuo(1.00%)

11.	Shanghai Ruijia Network Technology Co., Ltd.	Shanghai Ruixiang Investment Management Co., Ltd.(100.00%)

Schedule II List of VIE Agreements

No.	VIE Agreements	Signing Parties	Date
1.	Exclusive Business Service Agreement	The WFOE and Shanghai Xiao-i	March 29, 2019

2.	Power of Attorney	The WFOE, Shanghai Xiao-i and the shareholders of Shanghai Xiao-i	March 29, 2019

3.	Exclusive Call Option Agreement	The WFOE, Shanghai Xiao-i and the shareholders of Shanghai Xiao-i	March 29, 2019

4.	Equity Interest Pledge Agreement	Shanghai Xiao-i, the shareholders of Shanghai Xiao-i as pledgor, and the WFOE as pledgee	March 29, 2019

5.	Spousal Consent Letter	The spouse of all individuals of the shareholders of Shanghai Xiao-i	March 29, 2019